FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations jjaye@nordson.com 440.414.5639

Nordson Corporation

28601 Clemens Road

Westlake, OH 44145 USA

Nordson Announces Retirement of Corporate Vice President Michael Groos After 30 Years of Service; Duties To Be Distributed Among Existing Leadership Team

Westlake, Ohio, USA – September 28, 2009 — Nordson Corporation (NASDAQ: NDSN) today announced the retirement of Michael Groos, corporate vice president of the company’s Adhesive Dispensing Systems segment in Europe, effective November 30, 2009. Organization announcements regarding changes to be made upon Groos’ retirement will be forthcoming.

Commenting on Groos’ retirement, Chairman, CEO and President Edward Campbell said “Michael has provided leadership throughout our European operations for three decades, helping to make Nordson a leader in packaging, nonwovens, product assembly and paper converting markets. He leaves us with an outstanding record of delivering profitable growth. At the time Michael joined Nordson in 1979, sales for the entire company were approximately $130 million. Through nine months of fiscal year 2009, Nordson sales in Europe alone were more than $214 million. We wish Michael a happy and healthy retirement with his family, and we thank him for his many years of dedicated service to Nordson.”

Groos joined Nordson in 1979 as distribution manager for the company’s Packaging and Assembly Division in Europe and progressed through a number of sales and marketing management positions with increasing responsibility. In 1988, he was named general manager of Nordson Germany, and in 1990 he became general manager of the central region in the company’s European Division. In this position, he was responsible for business development activities in the adhesives systems, liquid finishing and powder coating markets in Germany, Austria and Switzerland. Groos was named a corporate vice president in 1995, when he assumed responsibility for the company’s European subsidiary operations, regional sales organizations, and all European adhesive application business groups.

Nordson Corporation (Nasdaq: NDSN) is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries.

# # #